Exhibit 99.1
NEWS RELEASE

For further information, contact:	Matt Quantz, Manager — Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY COMMENCES TENDER OFFER
FOR ITS 10 3/8% SENIOR NOTES DUE 2012
LAFAYETTE, LA — August 5, 2010 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that it is commencing a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $150 million aggregate principal amount of 10 3/8% Senior Notes due 2012 (CUSIP No. 71674P AB6) (the “Notes”). The Tender Offer and Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated August 5, 2010 (the “Offer to Purchase”). The Offer will expire at 11:59 p.m., New York City time, on September 1, 2010, unless extended (such date and time, as the same may be extended, the “Expiration Date”).
Holders who validly tender (and do not validly withdraw) their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to 5:00 p.m., New York City time, on August 18, 2010 (such date and time, as the same may be extended, the “Consent Date”), will receive total consideration equal to $1,028.44 per $1,000 principal amount of the Notes, which includes a consent payment of $2.50 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. The Offer contemplates an early settlement option for holders whose Notes are validly tendered prior to the Consent Date and accepted for purchase.
Holders who tender (and do not validly withdraw) their Notes after the Consent Date and prior to the Expiration Date will be entitled to receive consideration equal to $1,025.94 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. Holders of Notes tendered after the Consent Date will not receive a consent payment.
The closing of the Offer will be conditioned, among other things, on financing as set forth in the Offer to Purchase and the receipt of the required consents as set forth in the Offer to Purchase to amend and supplement the indenture governing the Notes in connection with the Consent Solicitation and the execution of a supplemental indenture effecting such amendments by the applicable parties.
The Company has engaged J.P. Morgan Securities Inc. as Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer should contact J.P. Morgan Securities Inc. at (800) 245-8812 (toll free) or (212) 270-3994 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885 (toll free) or (212) 929-5500 (collect).
This news release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Offer to Purchase. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, including the impact of the oil spill in the Gulf of Mexico on our present and future operations, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.
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